Exhibit 10.3

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is entered into between Premal Patel, M.D., Ph.D. (“Consultant”), and eFFECTOR Therapeutics, Inc., (the “Company”), dated as of April 1, 2022 (the “Effective Date”).

WHEREAS, the Consultant was employed by the Company or one of its subsidiaries pursuant to that certain Amended and Restated Employment Agreement, effective as of August 25, 2021;

WHEREAS, the Consultant’s employment with the Company and its subsidiaries terminated effective April 1, 2022; and

WHEREAS, the Company desires to continue to engage the Consultant as an independent contractor following his termination of employment on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties agree as follows:

1. Services.

(a) Scope of Services. Effective as of the Effective Date, the Company hereby retains the Consultant and the Consultant hereby agrees to render such consulting services to the Company as are mutually agreed upon by the Consultant and the Company (“Services”) during the Consulting Period (as defined below). The Consultant shall, upon the request or direction of an authorized representative of the Company, provide such additional information, advice and assistance concerning matters that are within the scope of the Consultant’s knowledge and expertise. The Consultant agrees to perform the Services and any other obligations or activities hereunder in accordance with (i) the terms of this Agreement; (ii) all applicable laws, statutes, rules, regulations, ordinances and other pronouncements having the binding effect of law of any applicable government authority, court, tribunal, arbitrator, agency, legislative body or commission; and (iii) all Company policies, procedures and guidance memoranda provided to the Consultant in connection with the Consultant’s performance under this Agreement.

(b) Availability. The Consultant shall devote such percentage of his business time and effort to the performance of the Services hereunder as may be mutually agreed upon by the Chief Executive Officer and President of the Company and the Consultant. The Consultant shall use his reasonable best efforts to make himself available to provide the Services under this Agreement at such times as may be requested by the Company. The Company shall reasonably accommodate the Consultant’s schedule when requesting the Consultant’s assistance pursuant to this Section 1(b). The Consultant represents and warrants that the Consultant will perform the Services in a location and manner selected by the Consultant but in all events in a location and manner, and at times, so as not to violate his commitments to any third party and so as not to compromise the Company’s potential intellectual property rights regarding the products of the Consultant’s Services.

(c) Books and Records. The Consultant shall keep and maintain appropriate books and records with timely and accurate entries relating to the Services and to any inventions that are made, conceived, created, developed, or reduced to practice by the Consultant either alone or jointly with others. Such books and records, to the extent related to the Services, are deemed to be the Company’s proprietary information. The Consultant shall keep and maintain such documents, records, notebooks, and

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correspondence related to or arising out of or in connection with the Services separate and segregate them from all documents, records, notebooks, and correspondence related to or arising out of or in connection with the Consultant’s employment or consulting relationships with any third party.

2. Term and Termination.

(a) During the period commencing on the Effective Date and ending on September 30, 2022 (the “Consulting Period”), the Consultant will provide the Services to the Company. The Consulting Period may be terminated earlier as provided in this Section 2 or extended by mutual agreement of the Consultant and the Chief Executive Officer and President of the Company.

(b) This Agreement may be terminated by either the Company or the Consultant at any time prior by giving thirty (30) days’ written notice of termination. Such notice may be given at any time for any reason, with or without cause. In addition, the Company may terminate this Agreement at any time without the need for prior written notice in the event of the Consultant’s breach of this Agreement, the Release, the Company’s Proprietary Information and Inventions Agreement (the “PIIA”) or any of the other agreements referenced therein.

(c) Termination of this Agreement shall not affect (i) the Company’s obligation to pay for Services previously rendered by the Consultant or expenses reasonably incurred by the Consultant for which the Consultant is entitled to reimbursement under Section 3 of this Agreement, or (ii) the Consultant’s continuing obligations to the Company under Section 5 of this Agreement.

(d) This Agreement shall terminate automatically in the event that certain General Release of Claims, dated as of April 1, 2022, to be entered into by the Company and Consultant in connection with Consultant’s termination of employment (the “Release”), does not become effective in accordance with its terms by the deadline for such effectiveness set forth therein.

3. Compensation.

(a) Compensation for Services. During the Consulting Period, the Consultant shall be compensated for his Services as follows:

(i) The Company will pay to the Consultant consulting fees of $600.00 per hour, payable in arrears on a monthly basis.

(ii) Except as set forth in the Release or any amendment to this Agreement, the Consultant shall not be entitled to any other compensation or benefits for the Services.

(b) Equity Awards. Consultant holds stock options (the “Stock Options”) to purchase shares of the Company’s common stock issued to Consultant by the Company pursuant to certain stock option agreements (the “Stock Option Agreements”). During the Consulting Period, Consultant’s Stock Options shall continue to vest and be exercisable in accordance with the terms of the Stock Option Agreements and the Company’s equity plan pursuant to which such Stock Options were granted; provided, however, that in no event shall any such vesting occur following September 30, 2022, notwithstanding any extension of the Consulting Period. Upon the earlier to occur of (i) the last day of the Consulting Period or (ii) the sixth-month anniversary of the Effective Date, and regardless of whether Consultant continues to provides Services to the Company following such date pursuant to this Agreement or otherwise, all of Consultant’s then-unvested Stock Options shall terminate. Additionally, pursuant to the terms of Release, Consultant’s vested Stock Options, including any Stock Options that vest during the Consulting Period, shall be amended so that they may be exercised by Consultant (or Consultant’s legal guardian or legal

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representative) until the date that is twelve (12) months following the Effective Date (but in no event beyond the original expiration date of such Stock Options). Except as modified above, Consultant’s vested Stock Options, and the period of time during which Consultant may exercise any such vested Stock Options pursuant to the Release, shall continue to be governed by the terms and conditions of the Stock Option Agreements and the Company’s equity plan pursuant to which such Stock Options were granted. Consultant’s Stock Option Agreements, to the extent inconsistent with the foregoing, are hereby amended to the extent necessary to implement this Section 3(b). In addition, Consultant’s right to any “Earn-Out Shares” in respect of Consultant’s Stock Options pursuant to the terms of the Merger Agreement dated May 26, 2021, among the Company, Locust Walk Acquisition Corp., and the other parties thereto (the “Merger Agreement”) shall continue to be governed by the Merger Agreement.

(c) No Right to Employee Benefits. The Consultant acknowledges that the Consultant shall not be eligible to participate in any plan or program which, as a condition of eligibility for such plan or program, requires the Consultant to be an employee of the Company.

(d) Expense Reimbursements. During the Consulting Period, the Company shall reimburse the Consultant for reasonable and pre-approved out-of-pocket business expenses incurred in connection with the performance of his Services hereunder, subject to (i) such policies as the Company may from time to time establish, and (ii) the Consultant furnishing the Company with evidence in the form of receipts satisfactory to the Company substantiating the claimed expenditures.

(e) No Right to Other Payments. Other than the payments to which the Consultant may become entitled under this Agreement, the Consultant acknowledges and agrees that with he has received all monies, bonuses, commissions, expense reimbursements, paid time off, or other compensation he earned or was due during his employment by the Company.

4. Relationship of the Parties; No Conflicts.

(a) Independent Contractor. Notwithstanding any provision of this Agreement to the contrary, the Consultant is and shall at all times be an independent contractor and not an employee of the Company or any of its affiliates, and shall be free to exercise his discretion and judgment as to the methods and means of performing the Services.

(b) No Agency Relationship. Nothing contained in this Agreement shall be construed as creating an agency relationship between the Company or any of its affiliates and the Consultant and, without the Company’s prior written consent, the Consultant shall have no authority hereunder to bind the Company or any of its affiliates or make any commitments on behalf of the Company or any of its affiliates. The Consultant shall not take any action in connection with the rendering of Services hereunder which the Consultant reasonably believes would cause any third party to assume that he has such authority.

(c) Taxes and Withholding. The Consultant shall have no claim under this Agreement or otherwise against the Company or its affiliates for workers’ compensation, unemployment compensation, sick leave, vacation pay, group insurance arrangements, or any other employee benefits. The Consultant is solely responsible for providing, at the Consultant’s own expense, all taxes, withholdings and other similar statutory obligations including, but not limited to, disability insurance, unemployment insurance, Social Security, FICA, FUTA, SDI and federal, state or any other employee payroll taxes for the Consultant and the Consultant’s employees, subcontractors and consultants, and the Consultant will defend, indemnify and hold the Company and its affiliates harmless from any and all claims made by any entity on account of an alleged failure by the Consultant to satisfy any such tax or withholding obligations or resulting from the Consultant being determined not to be an independent contractor. Except as otherwise required under applicable law, the Company shall not withhold on behalf of the Consultant hereunder, any sums for income

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tax, unemployment insurance, social security or any other withholding pursuant to any law or requirement of any government agency. The Consultant shall comply at the Consultant’s expense with all applicable provisions of worker’s compensation laws, unemployment compensation laws, federal Social Security laws and all other applicable federal, state, and local laws, regulations and codes relating to terms and conditions of employment required to be fulfilled by employers or independent contractors.

(d) No Violation of Third Party Obligations. The Consultant represents and warrants that neither this Agreement nor the performance thereof will conflict with or violate any obligation of the Consultant or right of any third party.

5. Restrictive Covenants.

(a) Continuing Obligations. The Consultant hereby expressly reaffirms his obligations under the PIIA which is attached hereto as Exhibit A, which is incorporated herein by reference. The Consultant agrees that his obligations under the PIIA shall continue to apply during the Consulting Period and shall survive any termination of his Services to the Company.

(b) Solicitation of Employees. Consultant shall not, during the Consulting Period and for a period of twelve (12) months following the end of the Consulting Period, directly or indirectly, solicit or encourage to leave the employment of the Company or any of its affiliates, any employee of the Company or any of its affiliates.

(c) Nondisparagement. Consultant agrees that he shall not disparage or otherwise communicate negative statements or opinions about the Company, the members of its Board of Directors, officers, employees, shareholders or agents. The Company agrees that neither the members of its Board of Directors nor its officers shall disparage or otherwise communicate negative statements or opinions about Consultant.

(d) Return of Property. Upon the termination of his Services hereunder, the Consultant shall return to the Company all lists, books and records of, or in connection with, the Company’s business, and all other property belonging to the Company, including, without limitation, his Company-issued laptop, documents (hard copy or electronic files), it being distinctly understood that all such lists, books and records, and other documents, are the property of the Company. The Consultant further represents and warrants that he has not nor will he copy or transfer any Company information, nor will he maintain any Company information after the cessation of his Services hereunder.

(e) Whistleblower Provision. Nothing herein shall be construed to prohibit the Consultant from communicating directly with, cooperating with, or providing information to, any government regulator, including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, or the U.S. Department of Justice. The Consultant acknowledges that the Company has provided the Consultant with the following notice of immunity rights in compliance with the requirements of the Defend Trade Secrets Act: (i) the Consultant shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of proprietary information that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, (ii) the Consultant shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of proprietary information that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and (iii) if the Consultant files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Consultant may disclose the proprietary information to the Consultant’s attorney and use the proprietary information in the court proceeding, if the Consultant files any document containing the proprietary information under seal, and does not disclose the proprietary information, except pursuant to

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court order. In addition, nothing in any part of this Agreement waives or otherwise limits Consultant’s rights to testify in a California judicial or legislative proceeding concerning alleged criminal conduct or alleged sexual harassment on the part of the Company, provided Consultant has been required or requested to attend the proceeding pursuant to a California court order or subpoena, or a written request from the California legislature.

6. Rights and Remedies Upon Breach. If the Consultant breaches or threatens to commit a breach of any of the provisions of Section 5 of this Agreement, the Company shall have the right and remedy to have such provisions specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of such provisions would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company. The Company shall also have any other rights and remedies available to the Company under law or in equity.

7. Insurance; Indemnification. The Consultant is solely responsible for providing, at the Consultant’s own expense, workers’ compensation insurance for the Consultant, and the Consultant agrees to hold harmless and indemnify the Company and its officers, directors, stockholders and affiliates for any and all claims arising out of any injury, disability or death of the Consultant. The Consultant shall indemnify, defend and hold the Company and its officers, directors, stockholders and affiliates, free and harmless from all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including interest, penalties, attorney’s fees and costs, that the Company or such parties may incur as a result of a breach by the Consultant of any representation, warranty or obligation set forth under this Agreement or any fraudulent, grossly negligent or intentionally wrongful act of the Consultant.

8. Employment of Assistants. Should the Consultant deem it necessary to employ assistants to aid him in the performance of the Services, the Consultant shall so notify the Company and obtain the Company’s prior written consent. The parties agree that the Company will not direct, supervise, or control in any way such assistants to the Consultant in their performance of Services. The parties further agree that such assistants are employed solely by the Consultant, and that the Consultant alone is responsible for providing workers’ compensation insurance for his employees, for paying the salaries and wages of his employees, and for ensuring that all required tax withholdings are made. The Consultant further represents and warrants that he maintains workers’ compensation insurance coverage for his employees and acknowledges that the Consultant alone has responsibility for such coverage.

9. Arbitration. Any dispute, claim or controversy based on, arising out of or relating to this Agreement shall be settled by final and binding arbitration in San Diego, California, before a single neutral arbitrator in accordance with the National Rules for the Resolution of Employment Disputes (the “Rules”) of the American Arbitration Association (“AAA”), and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction. The Rules may be found online at www.adr.org. Arbitration may be compelled pursuant to the California Arbitration Act (Code of Civil Procedure §§ 1280 et seq.). If the parties are unable to agree upon an arbitrator, one shall be appointed by the AAA in accordance with its Rules. Each party shall pay the fees of its own attorneys, the expenses of its witnesses and all other expenses connected with presenting its case; however, Consultant and the Company agree that, to the extent permitted by law, the arbitrator may, in his or her discretion, award reasonable attorneys’ fees to the prevailing party. Other costs of the arbitration, including the cost of any record or transcripts of the arbitration, AAA’s administrative fees, the fee of the arbitrator, and all other fees and costs, shall be borne by the Company. This Section 9 is intended to be the exclusive method for resolving any and all claims by the parties against each other for payment of damages under this Agreement or relating to Consultant’s Services; provided, however, that Consultant shall retain the right to file administrative charges with or seek relief through any government agency of competent jurisdiction, and to participate in any government investigation, including but not limited to (a) claims for workers’ compensation, state disability insurance or unemployment insurance; (b) claims for unpaid wages or waiting time penalties

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brought before the California Division of Labor Standards Enforcement; provided, however, that any appeal from an award or from denial of an award of wages and/or waiting time penalties shall be arbitrated pursuant to the terms of this Agreement; and (c) claims for administrative relief from the United States Equal Employment Opportunity Commission and/or the California Department of Fair Employment and Housing (or any similar agency in any applicable jurisdiction other than California); provided, further, that Consultant shall not be entitled to obtain any monetary relief through such agencies other than workers’ compensation benefits or unemployment insurance benefits. This Agreement shall not limit either party’s right to obtain any provisional remedy, including, without limitation, injunctive or similar relief, from any court of competent jurisdiction as may be necessary to protect their rights and interests pending the outcome of arbitration, including without limitation injunctive relief, in any court of competent jurisdiction pursuant to California Code of Civil Procedure § 1281.8 or any similar statute of an applicable jurisdiction. Seeking any such relief shall not be deemed to be a waiver of such party’s right to compel arbitration. Each party hereby expressly waives his, her or its right to a jury trial.

10. Miscellaneous.

(a) Entire Agreement; Modification. This Agreement, the Release, the PIIA and the other agreements referenced herein and therein set forth the entire understanding of the parties with respect to the subject matter hereof, supersedes all existing agreements between them concerning such subject matter; provided, however, that the Consultant hereby reaffirms his obligations under any previous confidentiality, assignment of inventions or noncompetition agreement with the Company and its subsidiaries or any predecessor and further agrees that this Agreement does not supersede or modify his continuing obligations thereunder. This Agreement may be amended or modified only with the written consent of the Consultant and an authorized representative of the Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

(b) Assignment; Assumption by Successor. The rights of the Company under this Agreement may, without the consent of the Consultant, be assigned by the Company, in its sole and unfettered discretion, to any affiliate or any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of the Company. Unless expressly provided otherwise, “Company” as used herein shall mean the Company as defined in this Agreement and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

(c) Survival. The covenants, agreements, representations and warranties contained in or made in Sections 4, 5, 6, 7, 8, 9 and 10 of this Agreement shall survive any termination of the Consultant’s Services or any termination of this Agreement.

(d) Third‑Party Beneficiaries. This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement.

(e) Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the Consultant at the address set forth on the Company’s personnel records and to the Company at its principal place of business, or such other address as either party may specify in writing.

(f) Severability. In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified

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to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

(g) Non-transferability of Interest. None of the rights of the Consultant to receive any form of compensation payable pursuant to this Agreement shall be assignable or transferable except through a testamentary disposition or by the laws of descent and distribution upon the death of the Consultant. Any attempted assignment, transfer, conveyance, or other disposition (other than as aforesaid) of any interest in the rights of the Consultant to receive any form of compensation to be made by the Company pursuant to this Agreement shall be void.

(h) Governing Law and Venue. This Agreement will be governed by and construed in accordance with the laws of the United States and the State of California applicable to contracts made and to be performed wholly within such State, and without regard to the conflicts of laws principles thereof. Any suit brought hereon shall be brought in the state or federal courts sitting in San Diego, California, the parties hereby waiving any claim or defense that such forum is not convenient or proper. Each party hereby agrees that any such court shall have in personam jurisdiction over it and consents to service of process in any manner authorized by California law.

(i) Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

(j) Interpretation; Construction. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing the Company, but the Consultant has participated in the negotiation of its terms. Furthermore, the Consultant acknowledges that the Consultant has had an opportunity to review and revise the Agreement and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement. Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

(k) Waiver. The failure of either party hereto at any time to enforce performance by the other party of any provision of this Agreement shall in no way affect such party’s rights thereafter to enforce the same, nor shall the waiver by either party of any breach of any provision hereof be deemed to be a waiver by such party of any other breach of the same or any other provision hereof.

(l) Section 409A. The compensation and benefits payable under this Agreement are not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code. To the extent applicable, this Agreement shall be interpreted in accordance with Code Section 409A and Department of Treasury regulations and other interpretive guidance issued thereunder. The amount of expenses reimbursed or in-kind benefits payable during any taxable year of the Consultant’s will not affect the amount eligible for reimbursement or in-kind benefits payable in any other taxable year of the Consultant’s, and the Consultant’s right to reimbursement for such amounts shall not be subject to liquidation or exchange for any other benefit.

(m) Taxes; Right to Seek Independent Advice. The Consultant understands and agrees that all payments under this Agreement will be subject to appropriate tax withholding and other deductions,

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as and to the extent required by law. The Consultant acknowledges and agrees that neither the Company nor the Company’s counsel has provided any legal or tax advice to the Consultant and that the Consultant is free to, and is hereby advised to, consult with a legal or tax advisor of the Consultant’s choosing.

(n) Right to Advice of Counsel. THE CONSULTANT acknowledgeS that HE HAS the right, AND IS ENCOURAGED, to consult with his lawyer; by his signature below, THE CONSULTANT acknowledgeS that HE HAS consulted, or has elected not to consult, with his lawyer concerning this Agreement.

(Signature Page Follows)

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

eFFECTOR Therapeutics, Inc.

By: /s/ Stephen T. Worland, Ph.D.

Print Name: Stephen T. Worland, Ph.D.
Title: President and CEO

Date: April 1, 2022

Premal Patel, M.D., Ph.D.

/s/ Premal Patel, M.D., Ph.D.

Date: April 1, 2022

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